FOR IMMEDIATE RELEASE
Mary C. Jensen
Director of Investor Relations
(650) 849-1656

Essex Announces Third Closing of Fund I Sales
Sale of Coronado at Newport South Closes

Palo Alto, California—April 12, 2005—Essex Property Trust, Inc., (NYSE:ESS) a real estate investment trust (REIT) with apartment communities located in targeted West Coast markets, announced today that the Company and the Essex Apartment Value Fund (“Fund I”) have sold their ownership interests in Coronado at Newport South, a 715-unit apartment community located in Newport Beach, California, for a contract sales price of approximately $106 million. Essex is a 1% general partner and 20.4% limited partner in Fund I.

The sale of Coronado at Newport South was one of the sixteen Fund I apartment communities that are being sold to United Dominion Realty Trust, Inc. (“UDR”) for an aggregate contract price of approximately $756 million, as previously disclosed in the Company’s press release dated September 7, 2004. To date, the sale of fifteen apartment communities, aggregating 4,396 units, which were provided for in the purchase and sale agreement with UDR have closed for a combined contract price of approximately $693 million.

One property remains to be sold under the existing agreements - River Terrace, a newly developed 250-unit apartment community located in Santa Clara, California that is currently in lease up. The sale of River Terrace is expected to close on or before September 30, 2005.

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast communities. Essex currently has ownership interests in 121 multifamily properties (25,281 units), and has 657 units in various stages of development. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com.

This press release will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed on the Company’s Web site at www.essexpropertytrust.com.
If you are unable to obtain the information via the Web, please contact the Company’s Investor Relations Department at (650) 494-3700.

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

April 12, 2005

Forward looking statement - The statements which are not historical facts contained in this release such as the Company’s beliefs and expectations regarding the anticipated closing dates of the Fund I properties to be sold to UDR, are forward looking statements that involve risks and uncertainties, which could cause actual results to be different than such forward looking statements including, but not limited to, unexpected difficulties and unexpected contractual issues in completing the sale of the remaining Fund I properties, and other risks detailed in the Company’s Securities and Exchange Commission filings. All forward-looking statements are made as of today, and the Company assumes no obligation to update this information. For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-Q for the period ending, September 30, 2004 and Form 10-K for the year ended December 31, 2004.

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